Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 15, 2005, among iPCS, INC. (the “Successor Company”), a Delaware corporation and successor by merger to HORIZON PCS, Inc., a Delaware corporation and the “Company” as defined in the Indenture referred to below, iPCS WIRELESS, INC., a Delaware corporation and subsidiary of the Successor Company (“Wireless”), iPCS EQUIPMENT, INC., a Delaware corporation and subsidiary of the Successor Company (“Equipment”), BRIGHT PCS HOLDINGS, INC., a Delaware corporation and subsidiary of the Successor Company (“Bright Holdings,” and, together with Wireless and Equipment, the “Guaranteeing Subsidiaries”), the other Guarantors (as defined in the Indenture) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as such may be amended from time to time, the “Indenture”), dated as of July 19, 2004 providing for the issuance of 11 3/8% Senior Notes due 2012 (the “Notes”);

WHEREAS, on July 1, 2005 pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2005, the Company merged with and into the Successor Company (the “Merger”);

WHEREAS, in connection with the Merger and pursuant to the First Supplemental Indenture dated as of June 30, 2005, the Successor Company assumed the Company’s Obligations under the Indenture and the Notes;

WHEREAS, the Indenture provides that, in connection with the Merger (or, in the case of Bright Holdings, upon the creation by the Successor Company of a new Domestic Restricted Subsidiary), the Guaranteeing Subsidiaries, as subsidiaries of the obligor on the Notes, shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Successor Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a “Guarantor” thereunder and unconditionally guarantees the

Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.

3.             NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of a Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company, the Successor Company or any Guarantor under the Notes, any Guarantees, the Indenture, the First Supplemental Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

4.             NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.             COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.             THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  July 15, 2005

iPCS WIRELESS, INC.

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President, CEO and Assistant Secretary

iPCS EQUIPMENT, INC.

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President, CEO and Assistant Secretary

BRIGHT PCS HOLDINGS, INC.

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President, CEO and Assistant Secretary

iPCS, INC.

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President, CEO and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Cauna M. Silva
Authorized Signatory

HORIZON PERSONAL COMMUNICATIONS, INC.

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President, CEO and Assistant Secretary

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC

By:	/s/ Timothy M. Yager
Name: Timothy M. Yager
Title: President, CEO and Assistant Secretary